Exhibit 8.1

Subsidiaries of the Company

Subsidiaries	Place of Incorporation
Agorae Information Consulting (Beijing) Co., Ltd.	People’s Republic of China

Comparexpress Insurance Broker (Thailand) Ltd.	Thailand

Comparexpress Pte. Ltd.	Singapore

PT TDCX Digital Services	Indonesia

TDCX Digilab India Private Limited	India

TDCX Dijital Hizmetler Anonim Şirketi	Türkiye

TDCX Holdings Pte. Ltd.	Singapore

TDCX Information Consulting (Shanghai) Co., Ltd.	People’s Republic of China

TDCX Japan K.K.	Japan

TDCX Korea Ltd.	South Korea

TDCX Services, S.A. (Name changed from Gascaquen Teledirect, S.A. with effect from November 21, 2022)	Spain

TDCX Talent Solutions Pte. Ltd.	Singapore

TDCX (AU) Pty Ltd	Australia

TDCX (BR) Digital Services LTDA	Brazil

TDCX (CO) Pte. S.A.S.	Colombia

TDCX (Europe) S.R.L.	Romania

TDCX (HK) Limited (Name changed from Teledirect Hong Kong Limited with effect from November 17, 2022)	Hong Kong

TDCX (KY) Pte Ltd	Cayman Islands

TDCX (MY) Sdn. Bhd.	Malaysia

TDCX (PH) Inc.	Philippines

TDCX (SG) Pte. Ltd.	Singapore

TDCX (TW) LLC	Taiwan

TDCX (USA) Inc.	United States of America

TDCX (VN) LLC	Vietnam

Teledirect Telecommerce (Thailand) Limited	Thailand